EXHIBIT 4.3

                           STOCK OPTION AGREEMENT

      AGREEMENT, made as of this _____ day of __________, by and between NBTY, Inc., a corporation having its principal executive offices at 90 Orville Drive, Bohemia, New York 11716 (the "Grantor") and
____________________________________, residing at _________________
[address] (the "Optionee").

                            W I T N E S S E T H:

WHEREAS, the Optionee presently [is employed by] [serves as a director of] the Grantor; and

WHEREAS, the Grantor is desirous of increasing the incentive of the Optionee to exert his utmost efforts to improve the business and increase the assets of the Grantor.

NOW, THEREFORE, in consideration of the promises of the Optionee to remain in the continuous service of the Grantor or any of its subsidiaries, and for other good and valuable consideration, the grantor hereby grants the Optionee an option to purchase shares of common stock, par value $0.008 per share, of the Grantor (the "Common Stock") upon the following terms and conditions:

1. OPTIONS. Pursuant to its Year 2002 Stock Option Plan, the Grantor hereby grants to the Optionee a stock option (the "Stock Option") which is not intended to qualify as an "incentive stock option" as provided in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase, at any time commencing as of the date hereof, and terminating as of 5:00 P.M. New York City time, on ________________________ (the
"Termination Date"), up to _____________________ fully paid and non-assessable shares of the Common Stock (the "Option Shares").

2. PURCHASE PRICE. The purchase price per share for the Option Shares (the "Purchase Price") shall be $________. The Grantor shall pay all original issue or transfer taxes on the exercise of the Stock Option and all other fees and expenses necessarily incurred by the Grantor in connection therewith.

3.    EXERCISE OF OPTION.

(a) The Optionee shall notify the Grantor by registered or certified mail, return receipt requested, addressed to its principal office (Attn:
Chief Financial Officer), as to the number of Option Shares which the Optionee desires to purchase pursuant to the Stock Option herein granted, which notice shall be accompanied by a payment equal to the product of (i) the Purchase Price and (ii) the number of Option Shares with respect to which the Stock Option is being exercised (such product being the "Aggregate Purchase Price"). Such payment shall be made by bankcheck, certified check or by delivery of shares of Common Stock having a fair market value equal to the Aggregate Purchase Price; it being understood and agreed that any Common Stock delivered must have been held by the Optionee for at least 6 months prior to such delivery. As soon as practicable thereafter, the Grantor shall cause to be delivered to the Optionee certificates issued in the Optionee's name evidencing the shares of Common Stock purchased by the Optionee.

(b) Subject to paragraph 4 below, the Stock Option granted hereunder may be exercised by the Optionee as follows:

      (i) with respect to ______ percent (__%) of the Option Shares, at any time after the first anniversary of the date hereof and through the Termination Date;

      (ii) with respect to the next ______ percent (__%) of the Option Shares, at any time after the second anniversary of the date hereof and through the Termination Date;

      (iii) with respect to the next ______ percent (__%) of the Option Shares, at any time after the third anniversary of the date hereof and through the Termination Date; and

      (iv) with respect to the last ______ percent (__%) of the Option Shares, at any time after the fourth anniversary of the date hereof and through the Termination Date.

4.    OPTION CONDITIONED ON CONTINUED [EMPLOYMENT] [SERVICE AS A DIRECTOR].

(a) If the Optionee's [employment with the Grantor or any subsidiary of the Grantor] [service as a director of the Grantor] shall be terminated voluntarily by the Optionee or for cause, the Stock Option granted to the Optionee hereunder shall expire thirty (30) days after such termination. If such [employment] [service] shall terminate otherwise than by reason of death, disability, voluntarily by the Optionee or for cause, the Stock Option may be exercised at any time within three (3) months after such termination, subject to the provisions of subparagraph (d) of this Paragraph 4. For the purposes of this subparagraph (a), the retirement of an Optionee who is an employee of the Grantor or any subsidiary of the Grantor either pursuant to a pension or retirement plan adopted by the Grantor or any subsidiary of the Grantor or at the normal retirement date prescribed from time to time by the Grantor shall be deemed to be a termination of such Optionee's employment other than voluntarily by the Optionee or for cause.

(b) If the Optionee dies (i) while [employed by the Grantor or a subsidiary of the Grantor] [serving as a director of the Grantor], or (ii) within three (3) months after the termination of Optionee's [employment] [service as a director] other than voluntarily by the Optionee or for cause, the Stock Option granted hereunder may, subject to the provisions of subparagraph (d) of this Paragraph 4, be exercised by a legatee or legatees of such Stock Option under the Optionee's last will or by his personal representatives or distributees at any time within one year after his death.

(c) If the Optionee becomes disabled within the definition of Section 22(e) of the Code while [employed by the Grantor or a subsidiary of the Grantor] [serving as a director of the Grantor], the Stock Option granted hereunder may, subject to the provisions of subparagraph (d) of this Paragraph 4, be exercised at any time within one year after the termination of the Optionee's [employment] [service as a director] due to the disability.

(d) The Stock Option granted hereunder may not be exercised pursuant to this Paragraph 4 except to the extent that the Optionee was entitled to exercise the Stock Option at the time of termination of [employment] [service as a director] or death pursuant to Paragraph 3, and in any event may not be exercised after the Termination Date.

5.    DIVISIBILITY AND NON-ASSIGNABILITY OF THE STOCK OPTION.

(a) Except as otherwise provided in this Agreement, the Optionee may exercise the Stock Option herein granted from time to time during the period of its effectiveness with respect to any whole number of shares included therein.


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(b)   The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the Stock Option herein granted or any interest therein, otherwise than by will or the laws of descent and distribution, and the Stock Option herein granted may be exercised during the Optionee's lifetime only by the Optionee.


6. COMPLIANCE WITH LAWS. The issuance of the Stock Option granted herein and the issuance of Option Shares upon exercise of such Stock Option, shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rulings and regulation promulgated thereunder), the rules of any national securities exchange on which the shares of Common Stock are listed, and any other law or regulation applicable thereto. The Grantor shall not be obligated to issue the Stock Option granted herein or any Option Shares if any such issuance would violate any such requirements.

7. NO RIGHTS IN OPTION SHARES. The Optionee shall have no rights as a shareholder in respect of shares of Common Stock as to which the Stock Option granted hereunder shall not have been exercised and payment made as herein provided.

8. EFFECT UPON [EMPLOYMENT] [DIRECTORSHIP]. This Agreement does not give the Optionee any right to continued [employment with the Grantor or any subsidiary of the Grantor] [service as a director of the Grantor].

9. BINDING EFFECT. Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives and assigns.

10. AGREEMENT SUBJECT TO PLAN. Notwithstanding anything contained herein to the contrary, this Agreement is subject to, and shall be construed in accordance with, the terms of the NBTY, Inc. Year 2002 Stock Option Plan, and in the event of any inconsistency between the terms hereof and the terms of such Plan, the terms of the NBTY, Inc. Year 2002 Stock Option Plan shall govern.

11. MISCELLANEOUS. This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of law. Headings have been included herein for convenience of reference only, and shall not be deemed a part of this Agreement.

                                       NBTY, INC.


                                       By:_________________________________
                                          Name:
                                          Title:


Accepted and Agreed To:


__________________________________


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